Exhibit 10.18

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
FOR EDWARD J. MERRITT

This Supplemental Executive Retirement Agreement (the “Agreement”) is entered into effective as of the Merger Effective Time (as defined below) by and between East Boston Savings Bank, a corporation organized and existing under the laws of the Commonwealth of Massachusetts (the “Bank” or “Employer”) and Edward J. Merritt (the “Executive”).

WITNESSETH

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of July 20, 2009 (the “Merger Agreement”), between the Bank, Meridian Interstate Bancorp, Inc., a Massachusetts corporation (the “Company”), Meridian Financial Services, Incorporated, a Massachusetts mutual holding company and Mt. Washington Cooperative Bank, a Massachusetts cooperative bank (“MWCB”), MWCB shall, as of the Merger Effective Time (as defined in the Merger Agreement), merge with and into the Bank, with the Bank being the surviving entity (the “Merger”);

WHEREAS, the Executive is currently a party to an amended and restated executive salary continuation agreement entered into between MWCB and the Executive as of January 24, 2006 (the “MWCB SERP”) and the Executive agrees to waive any amounts and benefits under the MWCB SERP in consideration for entering into this Agreement;

WHEREAS, in order to induce the Executive to enter the employ of the Bank, the parties desire to enter into this Agreement, effective as of the Merger Effective Time; and

WHEREAS, to induce the Executive to continue in the Bank’s employ to age sixty-five (65), the Bank proposes to supplement the benefits payable to the Executive under the Bank’s 401(k) plan and employee stock ownership plan.

NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, the parties agree as follows:

PURPOSE

The purpose of this Agreement is to provide the Executive with supplemental retirement benefits in order to provide him with a reasonable level of retirement income which will assist him in maintaining an appropriate standard of living in retirement.  An integral part of the Agreement is to encourage and induce the Executive to remain as a full-time executive officer of the Bank until he attains the retirement age of sixty-five (65) and to recognize his service to the Bank.  The parties intend that this Agreement shall at all times be characterized as a “top hat” plan of deferred compensation maintained for the Executive who is a highly compensated employee, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (the “ERISA”), and the Agreement shall at all times satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and as enacted under the American Jobs Creation Act of 2004.  The provisions of the Agreement shall be construed to effectuate such intentions.  The Agreement shall be unfunded for tax purposes and for purposes of Title I of ERISA.

1.           Establishment of Accumulation Account.  An Accumulation Account shall be maintained on the books of the Employer for the Executive with respect to this Agreement.  The Accumulation Account shall be utilized solely as a device for the measurement and determination of the benefits, if any, payable to the Executive pursuant to this Agreement.  The Executive will be one-hundred percent (100%) vested in the Accumulation Account at all times.  The amount of the Accumulation Account as of the Merger Effective Time shall equal the amount accrued under the MWCB SERP for GAAP purposes as of the Merger Effective Time (the “GAAP Accrual”).

2.           Annual Credits to Accumulation Account.  Commencing as of the Merger Effective Time and ending on the date of termination of the Executive’s employment, the Board of Directors of the Bank shall credit the Executive’s Accumulation Account with an amount equal to $50,000 (which is the amount equal to the product of (i) 1/15, times (ii) $750,000) for each full calendar year of Executive’s employment, and for each partial calendar year of Executive’s employment, a pro rated amount determined by dividing the number of days during such year prior to termination of Executive’s employment by 365, and multiplying such quotient by $50,000. The Accumulation Account shall be credited as of each December 31st, and in the event the Executive terminates employment prior to December 31st, his pro rated amount for the year of termination of service will be credited to his Accumulation Account within thirty days after termination of his employment.  The Executive may not make any contributions under this Agreement.

3.
Maximum Amount Credited to Accumulation Account.  All amounts credited to the Accumulation Account shall not exceed the GAAP Accrual plus $750,000.  No further additions to the Accumulation Account will be made when, and if, a total of $750,000 has been credited to the Accumulation Account after the Merger Effective Time, excluding the GAAP Accrual.

4.	Payment upon Separation from Service.

(a)  Upon a Separation from Service prior to the attainment of age sixty (60), the Accumulation Account shall be paid to the Executive in one hundred and twenty (120) equal monthly installments with interest equal to the one-year Treasury bill as of the date of the Separation of Service, with the first payment commencing on the first day of the month following the lapse of six months after such Separation from Service.  In the event of the Executive’s death after such Separation from Service but prior to the completion of the one hundred and twenty (120) installment payments described above, an amount equal to the aggregate remaining unpaid installments shall be paid to the Executive’s beneficiary (or estate, if there is no beneficiary) in a single lump sum payment on the first day of the month following the occurrence of his death.

(b)  Upon a Separation from Service on or after the attainment of age sixty (60), the Accumulation Account shall be paid in the form of a single-life annuity (subject to Section 18),

with such payments to be made in equal monthly installments (1/12th of the annual annuity benefit) until the death of the Executive, with the first payment commencing on the first day of the month following the lapse of six months after such Separation from Service.  The value of such single-life annuity shall be the actuarial equivalent of the Accumulation Account calculated in a manner that is no less favorable to the Executive (or his beneficiary) than would be determined using the interest rates, mortality tables and other assumptions expressed in Section 417(e) of the Code.

(c)  For purposes hereof, Separation from Service shall mean a termination of the Executive’s services (whether as an employee or as an independent contractor) to the Company and the Bank for any reason other than Disability or death.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

5.	Payment upon Disability; Death.

(a)  Upon the Disability of the Executive, which causes a Separation from Service, the Accumulation Account shall be paid in the form of a single-life annuity (calculated pursuant to Section 4(b) above, and subject to Section 18), with such payments to be made in equal monthly installments (1/12th of the annual annuity benefit) until the death of the Executive, with the first payment commencing on the first day of the month following the Disability.

(b)  Upon the death of the Executive (i) while actively employed by the Bank, or (ii) after a Separation from Service to which Section 4(b) applies, but prior to the Insured’s receipt of the first installment payment under such Section 4(b), the Accumulation Account shall be paid to the Executive’s beneficiary in a single lump sum payment on the first day of the month following the occurrence of death.

(c)  For purposes hereof, Disability shall mean an Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank (or would have received such benefits if the Executive was eligible to participate in such plan).  If any question shall arise as to whether during any period the Executive is Disabled, the Executive may, and at the request of the Bank shall, submit to the Bank a certification in reasonable detail by a physician selected by the Bank to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so Disabled, and such certification shall for the purposes of this Agreement be conclusive of the issue. The physician shall be board-certified in the area of medicine applicable to the particular disability involved. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification (unless the failure results from matters beyond the control of the Executive), the Bank’s determination will determine the issue of whether the Executive is Disabled.

6.	Payment upon Termination of the Executive Without Cause or by the Executive for Good Reason in connection with a Change in Control.

(a)  Notwithstanding anything in the Agreement to the contrary, in the event the Executive’s employment shall be terminated by the Bank (which termination shall constitute a Separation from Service), or its successor, without Cause, as provided in Section 6(b), or by the Executive for Good Reason, as provided in Section 6(c), concurrently with or within one (1) year of a Change in Control, as defined in Section 6(d), and ending one year after consummation of such Change in Control, the Executive’s Accumulation Account shall equal the GAAP Accrual plus $750,000 and shall be paid in a single lump sum payment to the Executive on the first day of the month following the lapse of six months after such Separation from Service.

(b)  Termination by the Bank without Cause.  The Executive’s employment may be terminated by the Bank, or its successor, without Cause (which, for purposes of clarification, shall not include a termination of Executive’s employment under this Agreement due to Executive’s death or Disability) upon written notice to the Executive. A determination of whether the Executive’s employment shall be terminated without Cause will be made solely by the Executive Committee of the Board of Directors.

(c)  Termination by the Executive for Good Reason. The Executive’s employment may be terminated by the Executive by written notice to the Board of Directors within sixty (60) days following an event constituting “Good Reason.”  The Executive’s termination of employment shall become effective on the thirty-first (31st) day following such notice, provided the Bank, or its successor, has not remedied the condition giving rise to the event of “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean:

(i)           a material diminution or other substantial adverse change, not consented to by Executive, in the nature or scope of the Executive’s responsibilities or authorities as set forth in the employment agreement between the Executive and the Bank, including a change in the Executive’s line of reporting so that he no longer reports directly to the Bank’s Chief Executive Officer;

(ii)           the assignment to Executive of any duties materially inconsistent with Executive’s position, including any material change in status or duties, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Bank reasonably promptly after receipt of notice thereof given by the Executive;

(iii)           a material reduction in the Executive’s base salary except for across-the-board reductions similarly affecting all or substantially all officers;

(iv)           involuntary relocation of the Bank’s offices in which the Executive is principally employed by more than 10 miles; or

(v)           failure of the Bank to comply with material terms of this Agreement.

(d)  For purposes hereof, “Change in Control” shall mean a change in the ownership of Meridian Interstate Bancorp, Inc. or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(e)    Notwithstanding anything in this Agreement to the contrary, in no event shall the Merger, or the reorganization of Meridian Financial Services, Incorporated, the Company or Bank solely within its corporate structure constitute a “Change in Control” for purposes of this Agreement, provided that there is no reduction in the Executive’s compensation and benefits.

7.           Designation of Beneficiary.  The Executive may from time to time, by providing a written notification to the Employer, designate any person or persons (who may be designated concurrently, contingently or successively), his estate or any trust or trusts created by him to receive benefits which are payable under this Agreement.  Each beneficiary designation shall revoke all prior designations and will be effective only when filed in writing with the Employer’s Compensation Committee, or any successor thereto (the “Committee”).  If the Executive fails to designate a beneficiary or if a beneficiary dies before the date of the Executive’s death and no contingent beneficiary has been designated, then the benefits which are payable as aforesaid shall be paid to his estate.  If benefits to be paid to a beneficiary commence and such beneficiary dies before all benefits to which such beneficiary is entitled have been paid, the remaining benefits shall be paid to the successive beneficiary or beneficiaries designated by the Executive, if any, and if none to the estate of such beneficiary.

8.           Claims Procedure.  The Executive or his designated beneficiary or beneficiaries may make a claim for benefits under this Agreement by filing a written request with the Committee.  If a claim is wholly or partially denied, the Committee shall furnish the claimant with written notice setting forth in a manner calculated to be understood by the claimant;

(a)           the specific reason or reasons for the denial;

(b)           specific reference to the pertinent provisions of this Agreement on which the denial is based;

(c)           a description of any additional material or information necessary for the claimant to perfect his claim and an explanation why such material or information is necessary; and

(d)           appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

Such notice shall be furnished to the claimant within ninety (90) days after the receipt of his claim, unless special circumstances require an extension of time for processing his claim.  If an extension of time for processing is required, the Committee shall, prior to the termination of the initial ninety (90) day period, furnish the claimant with written notice indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision.  In no event shall an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

A claimant may request the Committee to review a denied claim.  Such request shall be in writing and must be delivered to the Committee within sixty (60) days after receipt by the claimant of written notification of denial of claim.  A claimant or his duly authorized representative may:

(a)           review pertinent documents, and

(b)           submit issues and comments in writing.

The Committee shall notify the claimant of its decision on review not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review.  If an extension of time for review is required because of special circumstances, written notice of the extension must be furnished to the claimant prior to the commencement of the extension.  The Committee’s decision on the review shall be in writing and shall include specific reasons for the decision, as well as specific references to the pertinent provisions of this Agreement on which the decision is based.

9.           Statement of Accumulation Account.  Within 90 days after the close of each calendar year, the Committee shall submit to the Executive a statement in such form as the Committee deems desirable setting forth the balance as of the last day of the calendar year in the Accumulation Account maintained for the Executive.

10.           Withholding.  To the extent required by the law in effect at the time payment of the Accumulation Account is made, the Bank shall withhold from such payment any taxes or other amounts required by law to be withheld.

11.           Unsecured Promise.  Nothing contained in this Agreement shall create or require the Employer to create a trust of any kind to fund the benefits payable hereunder.  To the extent that the Executive or any other person acquires a right to receive payments from the Employer, such individual shall at all times remain an unsecured general creditor of the Employer.

12.           Assignment.  The right of the Executive or any other person to the payment of benefits under this Agreement shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized by the Employer.

13.           Employment.  Nothing contained herein shall be construed to grant the Executive the right to be retained in the employ of the Employer or any other rights or interests other than those specifically set forth.

14.           Amendment, Suspension or Termination.  This Agreement shall be binding upon and inure to the benefit of the Employer and the Executive.  The Employer shall have the right to suspend, terminate or amend this Agreement only with the mutual consent of the Executive; provided, however, no such suspension, termination or amendment shall adversely affect the rights of the Executive or any beneficiary to the funds and benefits which have accrued as of the date of such action.

15.           Successors.  This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Executive and his heirs, executors, administrators, and legal representatives.

16.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

17.           Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all understandings or representations relating to the subject matter hereof, including the MWCB SERP.

18.           Alternate Form of Annuity.  For purposes of Sections 4(b) or 5(a), the Executive may, upon request made prior to commencement of payment of the benefit, elect to have the Accumulation Account paid in the form of a joint and 50% survivor annuity or a joint and 100% survivor annuity rather than a single-life annuity, provided that such alternate form of annuity is the actuarial equivalent of the annuity described in Section 4(b), for purposes of Section 409A of the Code and Reg. 1.409A-2(b)(2)(ii).

19.           Effectiveness.  Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms.  In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void and the MWCB SERP shall remain in effect in accordance with its terms.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

EAST BOSTON SAVINGS BANK

BY:	/s/ Richard J. Gavegnano
Richard J. Gavegnano
Chief Executive Officer

EXECUTIVE

By:	/s/ Edward J. Merritt
Edward J. Merritt

This SERP is joined in by Meridian Interstate Bancorp, Inc. for purposes of fulfilling the obligations of the Bank under the SERP.

MERIDIAN INTERSTATE BANCORP, INC.

By:
/s/ Richard J. Gavegnano
Richard J. Gavegnano
Director